Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2024, relating to the consolidated financial statements of Global Gas Corporation (the “Company”) as of December 31, 2023 and for the period from February 16, 2023 (“inception”) to December 31, 2023, which appear in this Registration Statement. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

GRASSI & CO., CPAs, P.C.

Jericho, New York

April 16, 2024